Exhibit 99.1

FOR IMMEDIATE RELEASE

29903 Agoura Road, Agoura Hills, California 91301

Telephone: 818 871-5000 Fax: 818 871-7400	Julie MacMedan THQ/Investor Relations 818/871-5125 Tom Johnson Lex Suvanto Abernathy MacGregor THQ/Media Relations 212/371-5999 tbj@abmac.com/lex@abmac.com

THQ ADOPTS SECTION 382 RIGHTS AGREEMENT TO PROTECT

NET OPERATING LOSS AND TAX CREDIT CARRYFORWARDS

Board Terminates Existing Rights Plan; New Plan to Expire in Three Years or Less

AGOURA HILLS, Calif. — May 12, 2010 - THQ Inc. (NASDAQ: THQI) (the “Company”) announced its Board of Directors has approved a Rights Agreement designed to protect the value of net operating loss and tax credit carryforwards (“NOLs”).  The Board also terminated the Company’s existing stockholder rights plan.  As of March 31, 2010, the Company had federal net operating loss carryforwards totaling approximately $350 million and federal R&D tax credit carryforwards of approximately $24 million.

“This Rights Agreement is designed to protect a valuable asset for our Company, one that will benefit all of our stockholders,” said Brian Farrell, THQ Chairman and CEO.  “The plan will be reviewed annually by an independent Committee of the Board and will terminate in three years or sooner if the Board, upon recommendation of the Committee, determines the plan is no longer needed to preserve the Company’s NOLs.”

Under Section 382 of the Internal Revenue Code, the Company’s ability to utilize its NOLs would be substantially limited by an “ownership change.” An “ownership change” occurs when one or more “5-percent shareholders,” increase their ownership of the Company by more than 50 percentage points over a rolling three-year period.

The Rights Agreement is intended to act as a deterrent to any person (an “Acquiring Person”) acquiring beneficial ownership of 4.9% or more of the Company’s outstanding common stock or to any person who already beneficially owned 4.9% or more of the Company’s outstanding common stock as of the execution of the Rights Agreement on May 12, 2010 from acquiring additional shares of the Company’s outstanding common stock.  Stockholders who beneficially owned 4.9% or more of the Company’s outstanding common stock as of the execution of the Rights Agreement will not become an Acquiring Person so long as they do not acquire additional shares of common stock representing one-tenth of one percent (0.1%) or more of the common stock then outstanding while they still beneficially own 4.9% or more of the Company’s outstanding common stock.  A person who becomes an Acquiring Person may be subject to significant dilution in their holdings.  Beneficial ownership under the Rights Agreement is based generally on certain rules under Section 382 and under certain federal securities laws.  Under the terms of the Rights Agreement, the Company will distribute to its stockholders a non-taxable dividend distribution of one preferred stock purchase right for each share of the Company’s common stock held as of the close of business on the record date of May 24, 2010.

The Rights Agreement permits a stockholder to seek an advance waiver from the Committee to allow for acquisitions of the Company’s outstanding common stock that would otherwise cause such stockholder to become an Acquiring Person.  The Committee will review such waiver requests taking into account the facts and circumstances at the time.

The Rights Agreement will terminate on the earliest of:  (1) three years from the date of adoption, (2) the time at which the rights are redeemed or exchanged in full, (3) the effective date of the repeal of Section 382, or any successor or replacement provision (if ever), and (4) if the Board (upon the recommendation of the Committee) determines the Rights Agreement is no longer necessary for the preservation of the Company’s NOLs.

The Company will file the Rights Agreement as an exhibit to a Form 8-A with the Securities and Exchange Commission, and will file the amendment terminating the existing stockholder rights plan as an exhibit to a Current Report on Form 8-K with the Securities and Exchange Commission.  The above description of the Rights Agreement is only a summary; interested persons are urged to read the full Rights Agreement as so filed with the Securities and Exchange Commission.

About THQ

THQ Inc. (NASDAQ: THQI) is a leading worldwide developer and publisher of interactive entertainment software.  Headquartered in Los Angeles County, California, THQ sells product through its global network of offices located throughout North America, Europe and Asia Pacific.  More information about

THQ and its products may be found at www.thq.com and www.thqwireless.com.  THQ and THQ Wireless and their respective logos are trademarks and/or registered trademarks of THQ Inc.

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements include, but are not limited to the ability of THQ Inc. and its subsidiaries (collectively referred to as “THQ”) to utilize its net operating loss and tax credit carryforwards to reduce its future federal income tax liability, and the impact of such limitation.  These forward-looking statements are based on current expectations, estimates and projections about the business of THQ and are based upon management’s beliefs and certain assumptions made by management.  Such forward-looking statements are subject to risks and uncertainties that may well cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive and technological factors affecting the operations, markets, products, services and pricing of THQ and THQ’s ability to utilize its net operating loss and tax credit carryforwards.  Unless otherwise required by law, THQ disclaims any obligation to update its view on any such risks or uncertainties or to revise or publicly release the results of any revision to these forward-looking statements.  Readers should carefully review the risk factors and the information that could materially affect THQ’s financial results, described in other documents that THQ files from time to time with the Securities and Exchange Commission, including its Quarterly Reports on Form 10-Q and its Annual Report on Form 10-K for the fiscal period ended March 31, 2009, and particularly the discussion of risk factors that may affect results of operations set forth therein.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

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